                                                               EXHIBIT (3)(i)(b)


      STATE OF DELAWARE
     SECRETARY OF STATE
  DIVISION OF CORPORATIONS
  FILED 09:00 AM 06/13/1997
     971195976 - 0092127




              CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                                      OF
          FIXED RATE NONCUMULATIVE PERPETUAL SENIOR PREFERRED STOCK,
                                   SERIES B

                  (Liquidation Preference $100.00 Per Share)

                       ---------------------------------

                        Pursuant to Section 151 of the
               General Corporation Law of the State of Delaware

                       ---------------------------------


     The undersigned DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors (the "Board of Directors" or "Board") of Heller Financial, Inc., a Delaware corporation (the "Corporation"), on May 22, 1997 in accordance with the provisions of Section 151 of the Delaware General Corporation Law:

     RESOLVED, that pursuant to authority conferred upon the Board of Directors by the provisions of the Restated Certificate of Incorporation and the By-laws of the Corporation, the Board of Directors hereby creates one series of the Senior Preferred Stock, $.01 par value per share, of the Corporation ("Senior Preferred Stock") and fixes the designation and voting powers of the shares of such series as follows:

     1. Designation. The designation of the series of Senior Preferred Stock created by these resolutions shall be Fixed Rate Noncumulative Perpetual Senior Preferred Stock, Series B ("Series B Senior Preferred Stock"). The number of authorized shares constituting the Series B Senior Preferred Stock is 1,500,000. The shares of the Series B Senior Preferred Stock shall have a stated value of $100.00 per share.

     2. Voting Rights. The Series B Senior Preferred Stock shall not have any voting powers, either general or special, except as required by applicable law and as stated herein.

          (a) Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least 66 2/3% of all of the shares of Series B Senior Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of shares of Series B Senior Preferred Stock shall vote together as a separate class, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal of any of the provisions of the Restated Certificate of Incorporation of the Corporation (the "Restated Certificate"), of this Certificate of Designation, Preferences and Rights or of any other certificate amendatory of or supplemental to the Restated Certificate (including any certificate of designation, preferences and rights or any similar document relating to any series of Senior Preferred Stock or any series of the Preferred Stock, no par value per share, of the Corporation ("Junior Preferred Stock")) or of the By-laws of the Corporation which would adversely affect the preferences, rights, powers or privileges of the Series B Senior Preferred Stock;

          (b) Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least 66 2/3% of all of the Series B Senior Preferred Stock and all other series of Senior Preferred Stock for which dividends are noncumulative ("Noncumulative Senior Preferred Stock") ranking on a parity with shares of the Series B Senior Preferred Stock, either as to dividends or upon liquidation, at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of shares of the Series B Senior Preferred Stock and such other series of Noncumulative Senior Preferred Stock shall vote together as a single class without regard to series, shall be necessary for authorizing, effecting, increasing or validating the creation, authorization or issue of any shares of any class of stock of the Corporation ranking prior to the shares of the Series B Senior Preferred Stock as to dividends or upon liquidation, or the reclassification of any authorized stock of the Corporation into any such prior shares, or the creation, authorization or issue of any obligation or security convertible into or evidencing the right to purchase any such prior shares.

          (c) If, at the time of any annual meeting of stockholders for the election of directors of the Corporation, a default in preference dividends on the Series B Senior Preferred Stock or any other class or series of Noncumulative Senior Preferred Stock ranking on a parity with the Series B Senior Preferred Stock, either as to dividends or upon liquidation, and upon which like voting rights have been conferred and are exercisable (excluding any other class or series of Series B Senior Preferred Stock expressly entitled to elect additional directors to the Board by a vote separate and distinct from the vote provided for in this paragraph (c), "Voting Noncumulative Senior Preferred Stock") shall exist, the number of directors constituting the Board shall be increased by two (without duplication of any increase made pursuant to the terms of any other class or series of Voting Noncumulative Senior Preferred Stock), and the holders of the Series B Senior Preferred Stock and the Voting Noncumulative Senior Preferred Stock shall have the right at such meeting, voting together as a single class without regard to class or series (to the exclusion of the holders of Common Stock, Junior Preferred Stock and of any series of Senior Preferred Stock which is not Voting Noncumulative Senior Preferred Stock), to elect two directors of the Corporation to fill such newly created directorships. Each director elected by the holders of shares of Series B Senior Preferred Stock and any class or series of Voting Noncumulative Preferred Stock in an election provided for by this Section 2(c) (herein called a "Preferred Director") shall continue to serve as such director until the next annual meeting of stockholders for the election of directors of the Corporation and until his successor is elected and qualified, notwithstanding that prior to the end of such term a default in preference dividends shall cease to exist. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding shares of Series B Senior Preferred Stock and Voting Noncumulative Senior Preferred Stock entitled to have originally voted for such director's election, voting together as a single class without regard to class or series, at a meeting of the Corporation's stockholders, or of the holders of shares of Series B Senior Preferred Stock and Voting Noncumulative Senior Preferred Stock, called for that purpose. So long as a default in any preference dividends on the Series B Senior Preferred Stock or any class or series of Voting Noncumulative Senior Preferred Stock shall exist,
(A) any vacancy in the office of a Preferred Director may be filled (expect as provided in the following clause (B)) by an instrument in writing signed by the remaining Preferred Director and filed with the Corporation and (B) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote of the holders of the outstanding shares of Series B Senior Preferred Stock and Voting Noncumulative Senior Preferred Stock entitled to have originally voted for the removed director's election, voting together as a single class without regard to class or series; at the same meeting at which such removal shall be voted. Each director appointed as aforesaid shall be deemed for all purposes hereto to be a Preferred Director.

          Whenever the term of office of the Preferred Directors shall end and a default in preference dividends shall no longer exist, the number of directors constituting the Board shall be reduced by two. For purposes hereof, a "default in preference dividends" on the Series B Series Preferred Stock or any class or series of Voting Noncumulative Senior Preferred Stock shall be deemed to have occurred whenever dividends upon the Series B Senior Preferred Stock or such class or series of Voting Noncumulative Senior Preferred Stock have not been paid or declared and set aside for payment for the equivalent of six full quarterly dividends or more (whether or not consecutive), and, having so occurred, such default shall be deemed to exist thereafter until, but only until, all dividends on the Series B Senior Preferred Stock or such other class or series of Voting Noncumulative Senior Preferred Stock have been paid or declared and set apart for payment regularly for at least one year (i.e., four consecutive full quarterly dividend periods).

          FURTHER RESOLVED, that the 1,500,000 shares of Series B Senior Preferred Stock authorized for issuance pursuant to the resolutions of this Board of Directors all constitute Senior Preferred Stock within the 20,000,000 shares originally authorized pursuant to the resolutions of this Board of Directors.

          FURTHER RESOLVED, that the Board of Directors hereby delegates to the Special Financing Committee of the Board of Directors the authority of the Board of Directors (i) to fix any of the preferences or rights of the Series B Senior Preferred Stock relating to dividends, redemption, dissolution or any distribution of assets of the Corporation, and (ii) to file with the Secretary of State of the State of Delaware a certificate setting forth the voting powers, designations, preferences and relative, participating, optional or other rights of the Series B Senior Preferred Stock or the qualifications, limitations or restrictions thereof.

          The undersigned DOES HEREBY FURTHER CERTIFY that the following resolutions were duly adopted by the Special Financing Committee of the Board of Directors pursuant to the authorization conferred upon the Special Financing Committee as set forth above, pursuant to a Unanimous Written Consent dated May 22, 1997 adopted in accordance with the provisions of Section 151 of the Delaware General Corporation Law:

          RESOLVED, that pursuant to the authority conferred upon the Special Financing Committee of the Board of Directors of the Corporation by resolutions adopted by the Board of Directors on May 22, 1997, this Special Financing Committee hereby fixes the preferences and rights of the Series B Senior Preferred Stock relating to dividends, redemption, dissolution and distribution of the assets of the Corporation as follows:

          3. Preferences. The Series B Senior Preferred Stock will be fixed rate noncumulative perpetual (i.e., will be redeemable, if at all, solely at the option of the Corporation) Senior Preferred Stock and will rank senior to the Junior Preferred Stock as to payments of dividends and upon liquidation.

          4.  Dividends.

              (a) The holders of shares of the Series B Senior Preferred Stock shall be entitled to receive cash dividends thereon at a rate per annum to be determined by either of Lauralee E. Martin, Chief Financial Officer of the Corporation, or Anthony O'B. Beirne, Treasurer of the Corporation, but not in any event to exceed the rate that is equivalent to 50 basis points over the rate at the time of determination on United States Treasury Bonds with a 30 year maturity, such rate per annum to be computed on the basis of the stated value thereof of $100.00 per share, and no more, payable (if declared) quarterly out of the funds of the Corporation legally available for the payment of dividends. Such dividends shall be payable, when, as and if declared by the Board or a duly authorized committee thereof, on February 15, May 15, August 15 and November 15 of each year (each a "Dividend Payment Date"), commencing August 15, 1997. Each such dividend shall be paid to the holders of record of shares of Series B Senior Preferred Stock as they appear on the stock register of the Corporation on the close of business on such record date, which shall be not less than five nor more than 50 days (whether or not business days) preceding the Dividend Payment Date, as shall be fixed by the Board or a duly authorized committee thereof. The rights of holders of the Series B Senior Preferred Stock shall be noncumulative. Accordingly, if the Board fails to declare a dividend on the Series B Senior Preferred Stock payable on a Dividend Payment Date, then holders of Series B Senior Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such Dividend Payment Date, and the Corporation will have no obligation to pay dividends accrued for such period, whether or not dividends on the Series B Senior Preferred Stock are declared payable on any future Dividend Payment Date. The amount of dividends payable for any period shorter than a full quarterly dividend period will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

              (b) If one or more amendments to the Internal Revenue Code of 1986, as amended (the "Code"), are enacted that reduce the percentage of the dividends received deduction (currently 70%) as specified in Section 243(a)(1) of the Code or any successor provision (the "Dividends Received Percentage"), the amount of each dividend payable (if declared) per share of the Series B Senior Preferred Stock for dividend payments made on or after the date of enactment of such change shall be increased by multiplying the amount of the dividend payable determined as described above (before adjustment) by a factor, which shall be the number determined in accordance with the following formula (the "DRD Formula") and rounding the result to the nearest cent (with one-half cent rounded up):

                                 1 - [.35 (1 - .70)]
                                 -------------------
                                 1 - [.35 (1 - DRP)]

     For purposes of the DRD Formula, "DRP" means the Dividends Received Percentage applicable to the dividend in question; provided, however, that if the Dividends Received Percentage applicable to the dividend in question is less than 50%, then the DRP will equal 0.50. No amendment to the Code, other than a change in the percentage of the dividends received deduction set forth in
Section 243(a)(1) of the Code or any successor provision, will give rise to an adjustment. Notwithstanding the foregoing provisions, in the event that, with respect to any such amendment, the Corporation shall receive either (i) an unqualified opinion of independent recognized tax counsel based upon the legislation amending or establishing the DRP or upon a published pronouncement of the Internal Revenue Service (the "IRS") addressing such legislation or (ii) a private letter ruling or similar form of assurance from the IRS, in either case to the effect that such an amendment would not apply to dividends payable on shares of Series B Senior Preferred Stock, then any such amendment shall not result in the adjustment provided for pursuant to the DRD Formula. The Corporation's calculation of the dividends payable, as so adjusted and as certified accurate as to calculation and reasonable as to method by the independent certified public accountants then regularly engaged by the Corporation, shall be final and not subject to review.

     If any amendment to the Code which reduces the Dividends Received Percentage is enacted after a dividend payable on a Dividend Payment Date has been declared but before such dividend has been paid, the amount of dividends payable on such Dividend Payment Date will not be increased; but instead, an amount, equal to the excess, if any, of (x) the product of the dividends paid by the Corporation on such Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the reduced Dividends Received Percentage and 0.50) over (y) the dividends paid by the Corporation on such Dividend Payment Date, will be payable (if declared) on the next succeeding Dividend Payment Date to holders of Series B Senior Preferred Stock on the record date applicable to such succeeding Dividend Payment Date, in addition to any other amounts payable on such Dividend Payment Date.

     In addition, if an amendment to the Code is enacted that reduces the Dividends Received Percentage and such reduction retroactively applies to a Dividend Payment Date as to which the Corporation previously paid dividends on shares of Series B Senior Preferred Stock (each an "Affected Dividend Payment Date"), the Corporation will pay (if declared) additional dividends (the "Retroactive Dividends") on the next succeeding Dividend Payment Date (or if such amendment is enacted after the dividend payable on such Dividend Payment Date has been declared, on the second succeeding Dividend Payment Date following the date of enactment), to holders of Series B Senior Preferred Stock on the record date applicable to such succeeding Dividend Payment Date, in an amount equal to the excess, if any, of (x) the product of the dividends paid by the Corporation on each Affected Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the reduced Dividends Received Percentage and 0.50, applied to each Affected Dividend Payment Date) over (y) the dividends paid by the Corporation on each Affected Dividend Payment Date.

     Retroactive Dividends will not be paid in respect of the enactment of any amendment to the Code if such amendment would not result in an adjustment due to the Corporation having received either an opinion of counsel or tax ruling referred to in the third preceding paragraph. The Corporation will only make one payment of Retroactive Dividends.

     In the event that the amount of dividends payable per share of Series B Senior Preferred Stock shall be adjusted pursuant to the DRD Formula and/or Retroactive Dividends are to be paid, the Corporation will cause notice of each such adjustment and, if applicable any Retroactive Dividends, to be sent to each holder of record of the shares of Series B Senior Preferred Stock at such holder's address as the same appears on the stock register of the Corporation.

          (c) If (i) any of the Registration Statements (as defined below) required by the Registration Rights Agreement, by and among the Corporation and Lehman Brothers Inc., Chase Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Registration Rights Agreement"), has not been filed with the Securities and Exchange Commission (the "Commission") on or prior to the date specified for such filing in the Registration Rights Agreement, (ii) any of the Registration Statements has not been declared effective by the Commission on or prior to the date specified for such effectiveness in the Registration Rights Agreement (the "Effectiveness Target Date"), (iii) the Exchange Offer (as defined below) has not been Consummated (as defined below) within 30 business days after the Effectiveness Target Date with respect to the Exchange Offer Registration Statement (as defined below) or (iv) if applicable, the Shelf Registration Statement (as defined below) has been filed and declared effective and shall at any time prior to the second anniversary (or such shorter period as may hereafter be provided in Rule 144(k) under the Securities Act of 1933, as amended (the "Securities Act"), or similar successor rule) of the initial issuance of the Series B Senior Preferred Stock (other than after such time as all shares of Series B Senior Preferred Stock have been disposed of thereunder or otherwise cease to be registrable securities within the meaning of the Registration Rights Agreement) cease to be effective, or fail to be usable for its intended purpose without being succeeded within two business days by a post-effective amendment to such Registration Statement that cures such failure and that is itself immediately declared effective (each such event referred to in clauses (i) through (iv), a "Registration Default"), then as liquidated damages to each holder of the Series B Senior Preferred Stock, additional dividends (the "Additional Dividends") shall become payable (if declared) by the Corporation on the Series B Senior Preferred Stock at a rate of 0.25% per annum, computed on the basis of the stated value thereof of $100.00 per share; provided, however, that the Additional Dividends rate on the

Series B Senior Preferred Stock may not exceed, in the aggregate, 0.25% per annum, computed on the basis of the stated value thereof of $100.00 per share; and provided further that following the cure of all Registration Defaults or upon the expiration of two years (or such shorter period as may hereafter be provided in Rule 144(k) under the Securities Act, or similar successor rule) commencing on the date of the initial issuance of the Series B Senior Preferred Stock, Additional Dividends on the Series B Senior Preferred Stock shall cease to accrue.

     Any Additional Dividends payable as described above will be payable (if declared) in cash on February 15, May 15, August 15 and November 15 of each year, together with the dividends otherwise payable in respect of the Series B Senior Preferred Stock.

     For purposes of this Section 4(c), the following terms have the following meanings:

               "Consummated," with respect to the Exchange Offer, means (i) the filing and effectiveness under the Securities Act of the Exchange Offer Registration Statement relating to the Exchange Preferred Stock to be issued in the Exchange Offer, (ii) the maintenance of such Exchange Offer Registration Statement continuously effective and the keeping of the Exchange Offer open for a period not less than the minimum period required pursuant to the Registration Rights Agreement, and (iii) the delivery by the Corporation of the same number of shares of Exchange Preferred Stock as the number of shares of Series B Senior Preferred Stock that were tendered by holders thereof pursuant to the Exchange Offer.

               "Exchange Offer" means the registration by the Corporation under the Securities Act of the Exchange Preferred Stock pursuant to a Registration Statement pursuant to which the Corporation offers the holders of all outstanding shares of Series B Senior Preferred Stock the opportunity to exchange all such outstanding shares of Series B Senior Preferred Stock held by such holders for an aggregate number of shares of Exchange Preferred Stock equal to the aggregate number of shares of Series B Senior Preferred Stock tendered in such exchange offer by such holders.

               "Exchange Offer Registration Statement" means the Registration Statement relating to the Exchange Offer.

               "Exchange Preferred Stock" means the series of the Corporation's fixed rate noncumulative perpetual Senior Preferred Stock to be issued in the Exchange Offer that has terms identical in all material respects to the Series B Senior Preferred Stock except that (i) the Exchange Preferred Stock shall have been registered pursuant to an effective registration statement under the Securities Act and the certificates therefor shall contain no restrictive legends thereon and
          (ii) the certificate of designation, preferences and rights governing such Exchange

          Preferred Stock shall not contain the provisions with respect to Additional Dividends contained in this Section 4(c).

               "Registration Statement" means any registration statement of the Corporation relating to (i) an offering of Exchange Preferred Stock pursuant to an Exchange Offer or (ii) the registration for resale of shares of Series B Senior Preferred Stock, which is filed pursuant to the provisions of the Registration Rights Agreement.

               "Shelf Registration Statement" means a Registration Statement, which may be an amendment to the Exchange Offer Registration Statement, filed by the Corporation with the Commission for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act and providing for resales of shares of Series B Senior Preferred Stock, as may be required under the Registration Rights Agreement.

          (d) So long as any shares of Series B Senior Preferred Shares are outstanding, no dividend (other than a dividend in Common Stock, Junior Preferred Stock or any other stock ranking junior to the Series B Senior Preferred Stock as to dividends and upon liquidation and other than as provided in subsection (d) of this Section 4) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made upon the Common Stock, Junior Preferred Stock or any other stock ranking junior to or on a parity with the Series B Senior Preferred Stock as to dividends or upon liquidation, nor shall any Common Stock, Junior Preferred Stock or other stock of the Corporation ranking junior to or on a parity with the Series B Senior Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (nor shall any funds be paid to, or made available for, a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the Series B Senior Preferred Stock as to dividends and upon liquidation) unless, in each case, the full dividends on all outstanding shares of the Series B Senior Preferred Stock shall have been, or contemporaneously are, paid, or declared and a sum sufficient for the payment thereof has been or is set apart for such payment, for the then-current dividend period (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared).

          (e) When dividends are not paid or declared and set aside for payment in full, as aforesaid, upon the shares of Series B Senior Preferred Stock and any other Senior Preferred Stock ranking on a parity as to dividends with the Series B Senior Preferred Stock, all dividends declared upon shares of Series B Senior Preferred Stock and any other class or series of Senior Preferred Stock ranking on a parity as to dividends with the Series B Senior Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Series B Senior Preferred Stock and such other Senior Preferred Stock shall in all cases bear to each other the same ratio that dividends per share on the shares of Series B Senior Preferred Stock for the then-current dividend period (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared) and such other Senior Preferred Stock bear to each other. Holders of shares of Series B Senior Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full dividends for the then-current dividend period (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared), as herein provided, on the Series B Senior Preferred Stock.

     5.   Redemption.

          (a) The shares of Series B Senior Preferred Stock shall not be redeemable prior to August 15, 2007. On and after August 15, 2007, the Corporation, at its option, may redeem shares of the Series B Senior Preferred Stock, in whole or in part, at any time or from time to time, at a redemption price of $100.00 per share, plus accrued and unpaid dividends thereon (whether or not earned or declared) for the then-current dividend period (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared), including any dividends payable due to changes in the Dividends Received Percentage, Retroactive Dividends and Additional Dividends to the date fixed for redemption. In the event that fewer than all the outstanding shares of Series B Senior Preferred Stock are to be redeemed pursuant to this
Section 5(a), the number of shares to be redeemed shall be determined by the Board and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board or by any other method as may be determined by the Board in its sole discretion to be equitable.

          (b) Notwithstanding the foregoing, if dividends for the then-current dividend period to the redemption date (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared) have not been declared and paid or set apart for payment on all outstanding shares of Series B Senior Preferred Stock, no shares of Series B Senior Preferred Stock shall be redeemed unless all outstanding shares of Series B Senior Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire any shares of Series B Senior Preferred Stock; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series B Senior Preferred Stock pursuant to a tender or exchange offer made on the same terms to all holders of Series B Senior Preferred Stock and mailed to the holders of record of the Preferred Stock at such holders' addresses as the same appear on the stock register of the Corporation; provided, further, that if some, but less than all, of the shares of the Series B Senior Preferred Stock are to be purchased or otherwise acquired pursuant to such tender or exchange offer and the number of shares so tendered exceeds the number of shares so to be purchased or otherwise acquired by the Corporation, the shares of the Series B Senior Preferred Stock tendered will be purchased or otherwise acquired by the Corporation on a pro rata basis (with adjustments to eliminate fractions) according to the number of such shares tendered by each holder tendering shares of Series B Senior Preferred Stock.

          (c) In the event the Corporation shall redeem shares of Series B Senior Preferred Stock pursuant to subsection (a) of this Section 5, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Series B Senior Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

          (d) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing funds for the payment of the redemption price) dividends on the shares of Series B Senior Preferred Stock so called for redemption under subsection (a) of this
Section 5 shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price against delivery of such shares) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

          (e) If the Corporation gives notice of redemption, then, by 12:00 Noon, Chicago time, on the redemption date, the Corporation shall irrevocably deposit with a paying agent (which may be an affiliate of the Corporation) (the "Paying Agent"), which shall be a bank or trust company organized and in good standing under the laws of the United States, the State of Illinois or the State of New York and having capital, surplus and undivided profits aggregating at least $10,000,000, funds sufficient to pay the applicable redemption price, including any accrued and unpaid dividends to the redemption date, and shall give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders of record of the shares of Series B Senior Preferred Stock upon surrender of certificates for such shares (previously endorsed or assigned for transfer). If notice of redemption shall have been given, then upon the date of such deposit, all rights of holders of the shares so called for redemption shall cease, except the right of the holders of such shares to receive the redemption price against delivery of such shares, but without interest, and such shares shall cease to be outstanding. The Corporation shall be entitled to receive, from time to time, from the Paying Agent, the interest, if any, earned on such funds deposited with the Paying Agent, and the holders of any shares to be redeemed with such funds shall have no claim to any such interest. Any funds so deposited which are unclaimed at the end of two years from such redemption date shall upon demand be repaid to the Corporation, after which the holders of the shares of Series B Senior Preferred Stock so called for redemption shall be entitled to look only to the Corporation for payment thereof.

     6.   Liquidation Preference.

          (a) Upon the dissolution, liquidation or winding up of the Corporation, voluntary or involuntary, the holders of the shares of Series B Senior Preferred Stock shall be entitled to receive and be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock, the Junior Preferred Stock or any other class of stock ranking junior to the Series B Senior Preferred Stock upon liquidation, the amount of $100.00 per share, plus an amount equal to the sum of all accrued and unpaid dividends (whether or not earned or declared) on such shares for the then-current dividend period (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared) to the date of final distribution.

          (b) Neither the sale of all or substantially all the property or business of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this
Section 6.

          (c) After the payment to the holders of the shares of Series B Senior Preferred Stock of the full preferential amounts provided for in this Section 6, the holders of the shares of Series B Senior Preferred Stock, as such, shall have no right or claim to any of the remaining assets of the Corporation.

          (d) In the event the assets of the Corporation available for distribution to the holders of the shares of Series B Senior Preferred Stock upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to subsection (a) of this Section 6, no such distribution shall be made on account of any shares of any other class or series of Senior Preferred Stock ranking on a parity with the shares of Series B Senior Preferred Stock upon such dissolution, liquidation or winding up, unless proportionate distributive amounts shall be paid on account of the shares of Series B Senior Preferred Stock ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

     7. Conversion and Exchange. The holders of shares of the Series B Senior Preferred Stock shall not have any rights to convert such shares into, or to exchange such shares for, shares of Common Stock, any other class or classes of capital stock (or any other security) or any other series of any class or classes of capital stock (or any other security) of the Corporation.

     8. Priority as to Certain Distributions. As a series of Senior Preferred Stock, the shares of the Series B Senior Preferred Stock shall be entitled to such rights and priorities, and subject to such limitations, as to dividends as are set forth in these resolutions and in the Restated Certificate of Incorporation of the Corporation.

     9. Sinking Fund. No sinking fund shall be provided for the purchase or redemption of shares of the Series B Senior Preferred Stock.

     10. Ranking. Without limitation to any provision set forth in these resolutions or in the Restated Certificate of Incorporation, it is hereby confirmed and expressly declared that the Series B Senior Preferred Stock constitutes a series of Senior Preferred Stock and, accordingly, ranks senior to all shares of Junior Preferred Stock as to dividends and distributions of assets upon liquidation, dissolution or winding up.

     For purposes hereof, any class or series or stock of the Corporation shall be deemed to rank:

          (a) prior to the Series B Senior Preferred Stock as to dividends or distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series B Senior Preferred Stock;

          (b) on a parity with the Series B Senior Preferred Stock as to dividends or distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates, redemption prices or liquidation preferences per share thereof are different from those of the Series B Senior Preferred Stock, if the holders of such class or series of stock and of the Series B Senior Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend amounts or liquidation preferences, without preference or priority to the holders of Series B Senior Preferred Stock; and

          (c) junior to the Series B Senior Preferred Stock as to dividends or distribution of assets upon liquidation, dissolution or winding up, if such stock shall be Common Stock or Junior Preferred Stock or if the holders of the Series B Senior Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series.

     11. Exclusion of Other Rights. Unless otherwise required by law, shares of the Series B Senior Preferred Stock shall not have any rights, including preemptive rights, or preferences other than those specifically set forth herein or as provided by applicable law.

     12. Miscellaneous. The Board of Directors may interpret the provisions hereof to resolve any inconsistency or ambiguity which may arise or be revealed and if such inconsistency or ambiguity reflects an inaccurate provision hereof, the Board of Directors may, in appropriate circumstances, authorize the filing of a certificate of correction pursuant to Delaware law.

     13. Change in Number of Shares. As provided in the Restated Certificate of Incorporation of the Corporation, but subject to applicable law, the Board of Directors may increase or decrease the number of shares of this series of Senior Preferred Stock subsequent to the issue of shares of this series, but not below the number of shares of Series B Senior Preferred Stock then outstanding.

     The undersigned DOES HEREBY FURTHER CERTIFY that the following resolution was duly adopted on June 11, 1997 by Lauralee E. Martin, Chief Financial Officer of the Corporation, pursuant to the authorization conferred upon her by the Special Financing Committee as set forth above:

     RESOLVED, that pursuant to the authority conferred upon Lauralee E. Martin, Chief Financial Officer of the Corporation, by resolutions adopted by the Special Financing Committee of the Board of Directors by Unanimous Written Consent dated May 22, 1997, Lauralee E. Martin hereby fixes the dividend rate on the Series B Senior Preferred Stock at 6.687% per annum, which rate does not exceed the rate that is equivalent to 50 basis points over the rate at the time of determination on United States Treasury Bonds with a 30 year maturity and which rate is subject to adjustment as provided in Section 4 hereof.

     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Lauralee E. Martin, its Executive Vice President and Chief Financial Officer, and attested to by Mark J. Ohringer, its Assistant Secretary, this 13th day of June, 1997.



                         By:  /s/ Lauralee E. Martin
                              ----------------------
                              Lauralee E. Martin
                              Executive Vice President and
                                Chief Financial Officer
[SEAL]
ATTEST

By:  /s/ Mark J. Ohringer
     --------------------
     Mark J. Ohringer
     Assistant Secretary